EXHIBIT 15.1

                        Accountants' Acknowledgment


The Board of Directors
Venator Group, Inc.:

Re:  Registration statement No. 333-xxxx

With repect to the subject registration statement, we acknowlege our awareness of the use therein of our report dated May 17, 2001 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared of certifed by an accountant within the meaning of sections 7 and 11 of the Act.





/s/ KPMG LLP
New York, New York
July 11, 2001